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                                                                     Exhibit 5.1





                                 March 13, 1997




Getty Petroleum Corp.
125 Jericho Turnpike
Jericho, New York 11753



        Re:  Registration Statement on Form S-8

Gentlemen:

        As Vice President and General Counsel of Getty Petroleum Corp. (the "Company"), I am familiar with the Registration Statement, together with exhibits thereto, to be filed by the Company in connection with the registration of 250,000 shares of Common Stock, $.10 par value (the "Common Stock'), to be offered or sold to participants in the 1991 Stock Option Plan of Getty Realty Corp. (Amendment and Restatement of the 1991 Stock Option Plan of Getty Petroleum Corp.) (the "Plan"). I am familiar with the proceedings undertaken by the Company in connection with the Plan and the authorization of the issuance of Common Stock thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinions contained herein.

        Based on the foregoing, it is my opinion that, as of the date hereof, the 250,000 shares of Common Stock which may be issued by the Company pursuant to the Plan, when and if so issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,


                                                        /s/ Samuel M. Jones

                                                        Samuel M. Jones